Exhibit 99



IMMEDIATE RELEASE:  August 28, 1995


Contact: John E. Christensen, Senior Vice President and CFO Capital Associates, Inc.
                  (303) 980-1000

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               CAPITAL ASSOCIATES ANNOUNCES STOCK REPURCHASE PLAN

         LAKEWOOD,  COLORADO....Capital  Associates,  Inc. (CAII-NNM NASDAQ), an
asset management and financial services company, announced today that its Board of Directors has authorized the repurchase of up to 500,000 shares of Capital Associates, Inc.'s common stock from time-to-time in the open market. As of August 28, 1995, the 500,000 shares represent approximately 5% of the Company's outstanding shares.

         "Capital Associates is committed to creating long-term value for its shareholders," explained Dennis Lacey, President and Chief Executive Officer of the Company. "The Company has refinanced, significantly improved its financial position, been profitable for three years and has a growing marketing force, yet the current stock price does not adequately reflect this improvement."

     William B. Patton, Jr., Chairman of the Board, said: "This action by the Board reflects its confidence in the Company and its future. At current prices, we believe Capital Associates' stock represents an attractive investment opportunity for the Company."

         Capital Associates, Inc., one of the larger independent leasing companies in the United States, is principally engaged in (1) buying, selling, leasing and remarketing new and used equipment, (2) managing equipment on and off-lease, (3) sponsoring, co-sponsoring, managing and co-managing publicly-registered income funds, and (4) arranging equipment-related financing.


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